Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
benchelt@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation

Reports First Quarter 2009 Results

OAK BROOK, IL (May 6, 2009) – Inland Real Estate Corporation (NYSE: IRC) today announced financial and operational results for the three months ended March 31, 2009.

Key Points

•

Funds from Operations (FFO) for the three months ended March 31, 2009 was $20.7 million or $0.31 per share, compared to $22.5 million or $0.34 per share for the three months ended March 31, 2008.

•

Total portfolio leasing activity was solid during the quarter, with sixty-five leases signed for rental of 276,239 square feet, a 34.7 percent increase in square feet leased over fourth quarter 2008.

•

Total portfolio average base rents on new and renewal leases increased 8.9 percent and 2.7 percent, respectively, over expiring rates.

•

Total portfolio leased occupancy was 93.6 percent at March 31, 2009, compared to 94.1 percent at the end of the prior quarter.

•

Company retired secured mortgage debt totaling $41.1 million during the quarter.

•

Company reduced outstanding debt by repurchasing $14.5 million in principal amount of its convertible senior notes at a discount to original face amount.

Financial Results

The Company reported that for the first quarter of 2009, FFO, a widely-accepted supplemental non-GAAP measure of performance for real estate investment trusts (REITs), was $20.7 million, a decrease of 7.9 percent compared to $22.5 million for the three months ended March 31, 2008.  On a per share basis, FFO was $0.31 (basic and diluted) for the quarter, a decrease of 8.8 percent from $0.34 in the first quarter of 2008.  During the quarter, the Company recorded a gain of $3.6 million, or $0.05 per share, on the extinguishment of debt related to the Company’s repurchase of $14.5 million in principal amount of its convertible senior notes.  The gain was offset by aggregate non-cash charges of $3.5 million, or $0.05 per share, which included a non-cash charge of $1.7 million to record the other than temporary decline in value of certain investment securities as well as impairment charges of $1.8 million to adjust the book values of one investment property and a portion of another that were sold after the close of the quarter.   Excluding the aforementioned one-time gain and non-cash charges which essentially offset each other, FFO for the quarter decreased primarily due to vacancies created by certain big-box tenant bankruptcies in 2008 and a decrease in earnings from unconsolidated joint ventures. The decrease in FFO was partially offset by lower interest expense in the quarter.

Net income was $6.7 million for the first quarter of 2009, a decrease of 33.1 percent from net income of $10.0 million for the three months ended March 31, 2008.  On a per share basis, net income was $0.10 (basic and diluted) for the quarter, a decrease of

33.3 percent compared to $0.15 per share for the same three-month period in 2008.  The decrease in net income for the quarter was primarily due to the aforementioned items, plus an increase in depreciation and amortization expenses related to certain 2008 acquisitions and non-cash write-offs of tenant improvements related to vacancies.

Reconciliations of FFO to net income and FFO per share to net income per share are provided at the end of this press release.

“Our results for the quarter reflected the challenges inherent in the current operating environment as national chain failures and retailer distress impacted portfolio performance,” said Mark Zalatoris, president and chief executive officer of Inland Real Estate Corporation.  “Utilizing both time-tested and resourceful leasing strategies, we have made progress toward mitigating the economic impact of certain tenant bankruptcies and expect to see the benefit of our efforts in the second half of the year.  In addition, we reported solid lease execution and positive leasing spreads that demonstrate the relative resiliency of our value and necessity-based platform within a tough marketplace.”

Portfolio Performance
For the quarter, the Company generated total revenues of $46.9 million, a decrease of 4.9 percent from $49.4 million recorded in the first quarter of 2008.  Revenues decreased due to lower rental and tenant recovery income related to certain big-box tenant bankruptcies, as well as a decrease in rental income from properties acquired through the joint venture with Inland Real Estate Exchange Corporation (IREX) that were subsequently sold to 1031 exchange investors.  Rental income from properties acquired through the IREX joint venture is recorded as consolidated income until those properties become unconsolidated with the first sales of interests to 1031 exchange investors.

The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three-month period during each year.  A total of 122 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties.

Same store net operating income (excluding the impact of straight-line and intangible lease rent) for the quarter was $29.4 million, a decrease of 3.0 percent compared to $30.3 million in the first quarter of 2008.  The decline in same store net operating income was primarily due to decreased rental and tenant recovery income related to certain big-box tenant bankruptcies, partially offset by an increase in other property income including lease termination fees.  The Company has had success in re-tenanting certain vacancies, including four of five vacancies created by the Wickes Furniture bankruptcy; however certain of these new tenants will not start paying rent or reimbursing operating expenses until the second half of 2009. Therefore, the Company will not realize the full benefit of these new leases until the end of the year.

As of March 31, 2009, financial occupancy for the Company’s same store portfolio was 92.5 percent, compared to 93.2 percent as of December 31, 2008, and 94.3 percent as of March 31, 2008.

Leasing
For the three months ended March 31, 2009, the Company executed a total of 65 leases aggregating 276,239 square feet of gross leasable area (GLA).  This included 14 new leases comprising 48,762 square feet of GLA with an average rental rate of $11.56 per square foot, representing an increase of 8.9 percent over the average expiring rental rate.  The 48 renewal leases signed during the quarter comprise 205,345 square feet of GLA with an average rental rate of $11.78 per square foot, an increase of 2.7 percent over the average expiring rate.  In addition, three non-comparable leases were signed for 22,132 square feet of GLA with an average rental rate of $8.75 per square foot.

As of March 31, 2009, the Company’s total portfolio was 93.6 percent leased, compared to 94.1 percent leased as of December 31, 2008, and 95.2 percent leased as of March 31, 2008.  Financial occupancy for the total portfolio was 92.6 percent as of March 31, 2009, compared to 93.2 percent for the total portfolio as of December 31, 2008, and 94.8 percent as of March 31, 2008.

EBITDA, Balance Sheet, Market Value and Liquidity
Earnings before interest, taxes, depreciation and amortization (EBITDA) was $37.6 million for the quarter, an increase of 2.8 percent compared to $36.6 million for the first quarter 2008.  A definition and reconciliation of EBITDA to income from continuing operations is provided at the end of this news release.

EBITDA coverage of interest expense was 2.9 times for the three months ended March 31, 2009, compared to 2.8 times reported for the prior quarter and 2.6 times reported for the first quarter of 2008.  The Company has provided EBITDA and related non-GAAP coverage ratios as supplemental disclosure because the Company believes such disclosure provides useful information regarding its ability to service and incur debt.

As of March 31, 2009, the Company had an equity market capitalization of $473.8 million and $1.1 billion of total debt outstanding (including the pro-rata share of debt in unconsolidated joint ventures) for a total market capitalization of approximately $1.6 billion and a debt-to-total market capitalization of 69.8 percent.  Including the convertible notes, 68.0 percent of consolidated debt bears interest at fixed rates.  As of March 31, 2009, the weighted average interest rate on this debt was 4.86 percent.

The Company had $85.0 million outstanding on its unsecured line of credit facility as of March 31, 2009.  The Company uses the line of credit facility primarily for joint venture activities and to address certain debt maturities.  In addition, during the quarter the Company repurchased a total of $14.5 million in principal amount of its convertible senior notes at a discount to the original face amount. Subsequent to the debt repurchase, $150.0 million in principal amount of the convertible notes remains outstanding.  Also during the quarter, the Company retired $41.1 million out of $48.5 million of secured mortgage debt maturing in 2009.

Joint Venture Activity

The Company’s joint venture with Inland Real Estate Exchange Corporation (IREX) was established in 2006 as a means to enhance growth.  The Company earns fees for sourcing properties and managing the assets for the joint venture.  The joint venture ultimately sells interests in the properties to 1031 exchange investors.  For the first quarter of 2009, fee income from the IREX joint venture increased 50.7 percent to $0.8 million, compared to the same period prior year.

The properties acquired by the Company through the IREX joint venture include one 18,018 square foot single-tenant office property that is 100 percent leased by the University of Phoenix and four office buildings aggregating 839,808 square feet that are 100 percent leased by Bank of America under long-term leases structured with annual increases.  As of March 31, 2009, sales to investors by the joint venture representing a majority of available interests in the University of Phoenix property had closed.  The properties leased to Bank of America are being marketed by the joint venture to investors in two separate offerings.  The Company expects sales of interests in those properties to continue to be marketed through the remainder of the year.

The Company’s development joint ventures with established partners include seven properties at various stages of development.  The Company previously announced that development joint venture completion timelines have been extended as a result of current market conditions. Accordingly, short-term loan extensions have been secured from current lenders while the Company works with its development joint venture partners to address longer-term capital requirements for the existing project pipeline.  As of March 31, 2009, the Company has invested $45.3 million in current development joint venture projects and is currently obligated under loan guarantees for up to $34.8 million.

Dispositions

During the quarter the Company sold two unanchored strip centers in Chicago: the Wisner/Milwaukee Plaza, a 14,426 square foot neighborhood shopping center, for $4.0 million; and Western & Howard Plaza, an 11,974 square foot neighborhood retail center, for $1.8 million.  Proceeds from these dispositions were used to repay debt and for general corporate purposes.

Subsequent to the close of the first quarter, the Company sold Montgomery Plaza in Montgomery, IL, a 12,903 square foot neighborhood retail center, for $720,000.  The Company also sold a 106,000 square foot vacant big-box space in Lake Park Plaza in Michigan City, IN, to an established regional discount retailer for $1.7 million.  As previously noted, during the first quarter the Company recorded aggregate impairment charges of $1.8 million to record the change in estimated book values of Montgomery Plaza and Lake Park Plaza.

Dividends

In February, March and April 2009, the Company paid monthly cash dividends to stockholders of $0.08167 per common share which equated to an annualized dividend equal to $0.98 per share.  To enhance financial flexibility, the board has decided to reduce the amount of the annual dividend that the Company will pay for 2009.  In particular, the board has decided that the Company will pay aggregate annual dividends in an amount equal to its annual taxable income for 2009, all of which would be paid in cash.  The actual amount of each dividend starting with the dividend to be paid in June 2009 will be determined by the board of directors at the time it authorizes the distribution.

Guidance:

The Company reiterates original guidance that FFO per common share (basic and diluted) for fiscal year 2009 is expected to be in the range of $1.20 to $1.35.  Guidance excludes any estimates for potential impairments of the Company’s investment securities portfolio.

Conference Call/Webcast
The Company will host a management conference call to discuss its financial results on Wednesday, May 6, 2009 at 2:00 p.m. CT (3:00 p.m. ET).  Hosting the conference call for the Company will be Mark Zalatoris, President and Chief Executive Officer; Brett Brown, Chief Financial Officer, and Scott Carr, President of Property Management. The live conference call can be accessed by dialing 1-800-860-2442 or 1-412-858-4600 for international callers.  The conference call also will be available via live webcast on the Company’s website at www.inlandrealestate.com.  The conference call will be recorded and available for replay beginning at

4:00 p.m. CT (5:00 p.m. ET) on May 6, 2009, until 8:00 a.m. CT (9:00 a.m. ET) on May 14, 2009.  Interested parties can access the replay of the conference call by dialing 1-877-344-7529 or 1-412-317-0088 for international callers, and entering the replay passcode 429720#.  An online playback of the webcast will be archived for approximately one year in the investor relations section of the Company’s website.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 140 open-air neighborhood, community, power, and lifestyle retail centers and single tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three months ended March 31, 2009, is available at www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  Please refer to the documents filed by Inland Real Estate Corporation with the SEC, specifically  the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for a more complete discussion of these risks and uncertainties.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
March 31, 2009 and December 31, 2008
(In thousands except per share data)

	March 31, 2009 (unaudited)	December 31, 2008
Assets:

Investment properties:
Land	$334,373	336,917
Construction in progress	3,004	2,620
Building and improvements	914,389	926,455

	1,251,766	1,265,992
Less accumulated depreciation	284,423	279,945

Net investment properties	967,343	986,047

Cash and cash equivalents	9,628	5,180
Investment in securities	6,222	8,429
Accounts receivable	52,415	47,305
Investment in and advances to unconsolidated joint ventures	139,000	150,554
Acquired lease intangibles, net	16,863	18,055
Deferred costs, net	8,679	9,612
Other assets	9,113	11,649

Total assets	$1,209,263	1,236,831

Liabilities:

Accounts payable and accrued expenses	$35,227	30,621
Acquired below market lease intangibles, net	2,667	2,793
Distributions payable	5,458	5,431
Mortgages payable	435,489	479,935
Term Loan	140,000	140,000
Line of credit facility	85,000	52,000
Convertible notes (a)	146,444	159,661
Other liabilities	14,010	14,166

Total liabilities	864,295	884,607

Commitments and contingencies

Stockholders' Equity:

Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at March 31, 2009 and December 31, 2008	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 66,827 and 66,498 Shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	668	665
Additional paid-in capital (net of offering costs of $58,816)	639,103	636,199
Accumulated distributions in excess of net income	(294,221)	(284,551)
Accumulated other comprehensive loss	(2,640)	(2,235)

Total stockholders' equity	342,910	350,078

Noncontrolling interest	2,058	2,146

Total equity	344,968	352,224

Total liabilities and stockholders' equity	$1,209,263	1,236,831

(a)

The Company adopted FASB Staff Position No. APB 14a on January 1, 2009.  In connection with this adoption, the Company reclassified $9,627 to Additional Paid in Capital to reflect the equity portion of the convertible notes.  The debt component is recorded net of fair value adjustments in the amount of $3,556 and $4,839 at March 31, 2009 and December 31, 2008, respectively.  The FSP required retrospective application and therefore the balance sheet at December 31, 2008 has been restated, reflecting the adoption.  The total principal amount outstanding was $150,000 and $164,500 as of March 31, 2009 and December 31, 2008, respectively.

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations and Other Comprehensive Income
For the three months ended March 31, 2009 and 2008 (unaudited)
(In thousands except per share data)

	Three months ended March 31, 2009	Three months ended March 31, 2008
Revenues
Rental income	$30,821	32,818
Tenant recoveries	13,766	15,275
Other property income	1,207	484
Fee income from unconsolidated joint ventures	1,150	793
Total revenues	46,944	49,370

Expenses:
Property operating expenses	9,085	8,994
Real estate tax expense	8,128	8,328
Depreciation and amortization	12,533	10,688
Provision for asset impairment	1,824	-
General and administrative expenses	3,279	3,053
Total expenses	34,849	31,063

Operating income	12,095	18,307

Other income	336	1,357
Gain on sale of investment properties	341	-
Gain on sale of joint venture interest	934	654
Gain on extinguishment of debt	3,606	-
Impairment of investment securities	(1,681)	(5)
Interest expense	(9,833)	(12,069)
Income before equity in earnings (loss) on unconsolidated joint ventures, income tax expense of taxable REIT subsidiary and discontinued operations	5,798	8,244

Income tax expense of taxable REIT subsidiary	(458)	(243)
Equity in earnings (loss) on unconsolidated joint ventures	(578)	1,165
Income from continuing operations	4,762	9,166
Income from discontinued operations	2,008	929
Net income	6,770	10,095

Less: Net income attributable to the noncontrolling interest	(97)	(113)

Net income available to common stockholders	6,673	9,982

Other comprehensive income (expense):
Unrealized gain (loss) on investment securities	(2,208)	556
Reversal of unrealized loss to realized loss on investment securities	1,681	5
Unrealized gain (loss) on derivative instruments	122	(388)

Comprehensive income	$6,268	10,155

Basic and diluted earnings available to common shares per weighted average common share:

Income from continuing operations	$0.07	0.14
Discontinued operations	0.03	0.01
Net income available to common stockholders per weighted average common share – basic and diluted	$0.10	0.15

Weighted average number of common shares outstanding – basic	66,644	65,749
Weighted average number of common shares outstanding – diluted	66,699	65,809

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental non-GAAP measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO for the periods presented, reconciled to net income available to common stockholders for these periods:

	Three months ended March 31, 2009	Three months ended March 31, 2008

Net income available to common stockholders	$6,673	9,982
Gain on sale of investment properties	(2,341)	(830)
Equity in depreciation of unconsolidated joint ventures	3,905	2,542
Amortization on in-place lease intangibles	676	859
Amortization on leasing commissions	529	195
Depreciation, net of minority interest	11,256	9,715

Funds From Operations	$20,698	22,463

Net income available to common stockholders per weighted average common share – basic and diluted	$0.10	0.15

Funds From Operations, per common share – basic and diluted	$0.31	0.34

Weighted average number of common shares outstanding, basic	66,644	65,749

Weighted average number of common shares outstanding, diluted	66,699	65,809

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

We believe EBITDA is an important supplemental measure because we utilize EBITDA to calculate our interest expense coverage ratio, which equals EBITDA divided by total interest expense.  We believe that including EBITDA and thereby excluding the effect of non-operating expenses and non-cash charges, all of which are based on historical cost and may be of limited significance in evaluating current performance, facilitates comparison of core operating profitability between periods and between REITs, particularly in light of the use of EBITDA by a seemingly large number of REITs in their reports on forms 10-Q and 10-K.  We believe that investors should consider EBITDA in conjunction with net income and the other required GAAP measures of our performance to improve their understanding of our operating results.

	Three months ended March 31, 2009	Three months ended March 31, 2008

Income from continuing operations	$4,762	9,166
Gain on sale of property	(341)	(425)
Net income attributable to noncontrolling interest	(97)	(113)
Impairment of investment securities	1,681	5
Provision for asset impairment	1,824	-
Income tax expense of taxable REIT subsidiary	458	243
Income from discontinued operations, excluding gains	8	99
Interest expense	9,833	12,069
Interest expense associated with discontinued operations	-	147
Interest expense associated with unconsolidated joint ventures	3,026	1,982
Depreciation and amortization	12,533	10,688
Depreciation and amortization associated with discontinued operations	16	164
Depreciation and amortization associated with unconsolidated joint ventures	3,905	2,542

EBITDA	$37,608	36,567

Total Interest Expense	$12,859	14,198

EBITDA: Interest Expense Coverage Ratio	2.9 x	2.6 x